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                                                                 EXHIBIT (15)(a)




May 4, 2000



CMS Energy Corporation:


We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-47629, No. 33-60007, No. 33-61595, No. 33-62573,
No. 333-32229, No. 333-60795, No. 333-63229, No. 333-68937 and No. 333-76347 its
Form 10-Q for the quarter ended March 31, 2000, which includes our report dated May 4, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.






Very truly yours,

/s/ Arthur Andersen LLP